Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Form S-8 Registration Statement No. 333-117966;
Form S-8 Registration Statement No. 333-122671;
Form S-8 Registration Statement No. 333-75615;
Form S-8 Registration Statement No. 333-107064;
Form S-8 Registration Statement No. 333-138523;
Form S-8 Registration Statement No. 333-57968;
Form S-8 Registration Statement No. 333-57976;
Form S-8 Registration Statement No. 333-50917;
Form S-8 Registration Statement No. 333-159836; and
Form S-3 Registration Statement No. 333-174653

of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Coventry Health Care, Inc. and the effectiveness of Coventry Health Care, Inc.'s internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 27, 2013